Exhibit 10.8

CASH AMERICA INTERNATIONAL, INC.
2014 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT
FOR ONE TIME GRANT TO CHIEF INFORMATION OFFICER

This Long-Term Incentive Plan Award Agreement For One Time Grant to Chief Information Officer (the “Agreement”) is entered into as of the 18th day of April, 2014, by and between CASH AMERICA INTERNATIONAL, INC. (the “Company”) and Victor L. Pepe (“Grantee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, for purposes of inducing Grantee to accept employment with the Company, the Committee has determined that Grantee is an Eligible Individual to receive grants under the Plan;

WHEREAS, pursuant to Section 4 and Section 9 of the Plan, the Committee has granted to Grantee an award (the “Award”) of Restricted Stock Units (“RSUs”) to encourage Grantee’s continued loyalty and diligence from and after the time Grantee commences employment with the Company;

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Grantee an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Award.

(a)    General. Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Grantee an Award of 4,890 RSUs.

(b)    Grant Date. The Award was awarded to Grantee on April 18, 2014 (the “Grant Date”).

2.    Vesting. The Award shall vest as follows: Substantially equal 50% increments of the RSUs shall vest on each of April 18, 2015 and April 18, 2016 as long as Grantee (i) becomes an employee of the Company or a subsidiary of the Company no later than May 2, 2014 and (ii) thereafter remains continuously employed by the Company or its subsidiaries or other affiliates through the applicable vesting date. Any RSUs that have not vested shall remain subject to forfeiture under Section 3 of this Agreement.

3.    Treatment of Award upon Failure to Commence Employment, Termination of Employment or Failure to Vest. If Grantee does not become an employee of the Company or a subsidiary of the Company on or before May 2, 2014, the entire Award shall be forfeited on such date, and Grantee shall forfeit any and all rights in or to the Award. Should Grantee become an employee of the Company or any of its subsidiaries on or before May 2, 1014, upon Grantee’s termination of employment with the Company and all of its subsidiaries and affiliates for any reason (including death), any portion of the Award that has not yet vested as provided in Section 2 of this Agreement shall be immediately forfeited, and Grantee shall forfeit any and all rights in or to such unvested portion of the Award.

4.    Payment of Awards. (a) as each 50%-portion of the Award vests, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Grantee (or if Grantee has died, in the name of Grantee’s designated beneficiary or, if no beneficiary has been designated, Grantee’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such 50%-portion of the Award, but (b) in no event will the Common Stock relating to the then-vesting portion of the Award be transferred to Grantee (or, if applicable, to Grantee’s Beneficiary) later than December 31 of the calendar year in which the vesting date for the then-vesting portion of the Award occurs. The Company shall not be required to deliver any fractional shares of Common Stock under the Award. Any fractional shares shall be rounded up to the next whole share.

5.    Change in Control.

(a)    Vesting and Payment. In the event of a Change in Control (as defined below) while Grantee is employed by the Company or its subsidiaries or other affiliates, vesting of the entire Award shall automatically accelerate and become 100% vested as of the date the Change in Control occurs as long as Grantee has remained continuously employed by the Company or by an entity that is a subsidiary or other affiliate of the Company from the date Grantee commences employment with the Company (with such commencement of employment to occur no later than May 2, 2014) through the day immediately preceding the date of the Change in Control. In such event, the shares of Common Stock evidencing vested RSUs shall be delivered to Grantee in a lump sum within 60 days following the date of the Change in Control. A “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A and guidance issued thereunder, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code §409A as a change in control event with respect to Grantee. Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under this Agreement be exempt from Section 409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).
(b)    Substitution. Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Grantee with an equivalent amount payable in the form of cash.

6.    Agreement of Grantee. Grantee acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award. Specifically, Grantee acknowledges that, to the extent Grantee is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Grantee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

7.    Withholding. Upon the issuance of shares to Grantee pursuant to this Agreement, Grantee shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company is required to withhold at any time. Such payment may be made in cash or, with respect to the issuance of shares to Grantee pursuant to this Agreement, by delivery of whole shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan.

8.    Adjustment of Awards.

(a)    If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of shares of Common Stock, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.

(b)    Except as provided in Section 8(a) of this Agreement, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

(c)    Upon the occurrence of events affecting Common Stock other than those specified in Sections 8(a) and 8(b) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan. This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9.    Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein. In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.

10.    Miscellaneous.

(a)    Limitation of Rights. The granting of the Award and the execution of the Agreement shall not give Grantee any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any of its affiliates or subsidiaries, or (3) interfere in any way with the right of the Company or its affiliates or subsidiaries to terminate Grantee’s employment or services at any time.

(b)    Interpretation. Grantee accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Grantee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

(c)    Shareholder Rights. Neither Grantee nor Grantee’s Beneficiary shall have any of the rights of a shareholder with respect to any shares of Common Stock issuable upon vesting of any portion this Award, including, without limitation, a right to cash dividends or a right to vote, until (i) such portion of the Award is vested, and (ii) such shares have been delivered and issued to Grantee or Grantee’s Beneficiary pursuant to Section 4 of this Agreement.

(d)    Severability. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(e)    Controlling Law. The Agreement is being made in Texas and shall be construed and enforced in accordance with the laws of that state.

(f)    Construction. The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(g)    Headings. Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

(h)    Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Grantee’s heirs, legal representatives, successors and assigns.

(i)    Execution/Acceptance. This Agreement may be executed and/or accepted electronically by Grantee and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ Daniel R. Feehan
Daniel R. Feehan
Chief Executive Officer and President

GRANTEE*

/s/ Victor L. Pepe
Victor L. Pepe

* Electronic acceptance of this Award by Grantee shall bind Grantee by the terms of this Agreement pursuant to Section 10(i) of this Agreement.

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